Exhibit 2.1

FINAL

PURCHASE AND SALE AGREEMENT

by and among

SEALASKA CORPORATION

and

SEACAL, LLC

and

SELECT RESOURCES CORPORATION, INC.

Dated as of April 1, 2005

TABLE OF CONTENTS

Page
ARTICLE 1	Definitions

Section 1.01	Defined terms

Affiliate
Agreement
Assets
Assumed Liabilities
Assignment of Tidelands Lease ADL-106300
Bill of Sale, Assignment, and Assumption Agreement
Business Day
Calder Mine Business
Certificates of Title
Closing
Closing Date
Code
Deed of Trust
Diesel Spills
Employee Plans
Encumbrance
Environmental Laws
Equipment, Fixtures, and Inventories
ERISA
Governmental Authority
Hazardous Material
Information
Knowledge
Legal Requirements
Letter Agreement
Occupational Safety and Health Laws
Operative Documents
Outstanding Sales Contract
Party; Parties
Permits
Permitted Encumbrances
Person
Personal Property
Preliminary Commitment for Title Insurance
Promissory Note
Purchase Price
Purchaser
Real Property
Release
Retained Liabilities
Seacal
Sealaska
Seller
Taxes
Tidelands Lease ADL-106300
WARN Act
Warranty Deed

Section 1.02	Construction

ARTICLE 2	Sale and Purchase

Section 2.01	Sale and Purchase of Assets
Section 2.02	Excluded Assets
Section 2.03	Purchase Price
Section 2.04	Payment of Purchase Price
Section 2.05	Liabilities
Section 2.06	Allocation of Purchase Price

ARTICLE 3	Representations and Warranties of Seller

Section 3.01	Organizational Status; Power and Authority
Section 3.02	Duly Executed
Section 3.03	No Breach, Etc.
Section 3.04	Litigation
Section 3.05	Changes, Etc.
Section 3.06	Title to Assets
Section 3.07	Inclusiveness of Assets
Section 3.08	Certain Operational and Regulatory Matters
Section 3.09	Brokers

ARTICLE 4	Representations and Warranties of Purchaser

Section 4.01	Organizational Status; Power and Authority
Section 4.02	Duly Executed
Section 4.03	Financial Arrangements of Purchaser
Section 4.04	Brokers
Section 4.05	Due Diligence

ARTICLE 5	Certain Covenants of the Parties

Section 5.01	Obligations of Seller Prior To Closing
Section 5.02	Obligations of Parties Following Closing

ARTICLE 6	Conditions Precedent

Section 6.01	Closing Conditions
Section 6.02	Conditions To Obligations of Purchaser
Section 6.03	Conditions to Obligations of Seller

ARTICLE 7	Closing

Section 7.01	Closing

ARTICLE 8	Termination Prior To Completion of Closing

Section 8.01	Generally
Section 8.02	Effect of Termination

ARTICLE 9	Indemnification; Disclaimer; Confidentiality; Two-Year Exclusion Area

Section 9.01	Indemnification
Section 9.02	Disclaimer
Section 9.03	Confidentiality
Section 9.04	Two-Year Exclusion Area

ARTICLE 10	Default After Closing

Section 10.01	Default

ARTICLE 11	Seller's Option To Repurchase

Section 11.01	Generally
Section 11.02	Exceptions
Section 11.03	Recorded Notice

ARTICLE 12	Miscellaneous

Section 12.01	Entire Agreement
Section 12.02	Modification
Section 12.03	Extension and Waiver
Section 12.04	Further Actions
Section 12.05	Notices
Section 12.06	Assignment
Section 12.07	No Third Party Beneficiaries
Section 12.08	Counterparts
Section 12.09	Applicable Law

EXHIBITS, SCHEDULES, and APPENDICES

Exhibit A	Real Property [Not Filed As Not Material]
Exhibit B	Personal Property [Not Filed As Not Material]

Schedule 1:	Equipment, Fixtures, and Inventories [Not Filed As Not Material]
Schedule 2:	Permits [Not Filed As Not Material]

Exhibit C	Warranty Deed
Exhibit D	Assignment of Tidelands Lease ADL-106300
Exhibit E	Bill of Sale, Assignment, and Assumption Agreement
[Schedules Not Filed as Not Material]
Exhibit F	Certificates of Title [Not Filed As Not Material]
Exhibit G	Promissory Note
Exhibit H	Deed of Trust
Exhibit I	Notice of Interest in Real Property [Not Filed As Not Material]

Appendix 1:	Ketchikan Title Agency, Inc.-Preliminary Commitment for Title Insurance Order No. AK-23723 (as amended) [Not Filed As Not Material]

Appendix 2:	Copies of all documents relating to DEC File 1545.38.001 (Contaminated Sites Program Database Reckey 2004130124601) [Not Filed As Not Material]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), effective as of April 1, 2005, by and among SEALASKA CORPORATION ("Sealaska"), an Alaska corporation, SEACAL, LLC ("Seacal"), an Alaska limited liability company, (Sealaska and Seacal jointly and severally are referred to herein as "Seller") and SELECT RESOURCES CORPORATION, INC. ("Purchaser"), a Delaware corporation,

WITNESSETH:

WHEREAS, Seller owns the Assets (as defined below); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Assets pursuant to, in accordance with, and in all respects subject to the provisions of this Agreement,

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 Defined terms. As used herein, the following terms have the following meanings:

"Affiliate" means, (i) with respect to Seller, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Sealaska or Seacal, and (ii) with respect to Purchaser, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Select Resources Corporation, Inc., Tri-Valley Corporation, Inc. (a Delaware corporation that is the parent of Select Resources Corporation, Inc.), or Trans-Western Materials, Inc. (a Washington corporation that is a member, together with Select Resources Corporation, Inc., of Tri-Western Resources, LLC (a two-member Delaware limited liability company)). For the purpose of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership, or limited liability company interests, by contract, or otherwise.

"Agreement" means this Purchase and Sale Agreement, as the same may be amended or modified in writing by the Parties from time to time.

"Assets" means the Real Property and the Personal Property.

"Assignment of Tidelands Lease ADL-106300" means an assignment in the form of Exhibit D, to be executed and acknowledged by Seller and Purchaser, and delivered by Seller to Purchaser, pursuant to Sections 7.01(a)(2) and 7.01(b)(2).

"Assumed Liabilities" means those liabilities assumed pursuant to Section 2.05(a).

"Bill of Sale, Assignment, and Assumption Agreement" means a Bill of Sale, Assignment, and Assumption Agreement in the form of Exhibit E, to be executed and acknowledged by Seller and Purchaser, and delivered by Seller to Purchaser, pursuant to Sections 7.01(a)(3) and 7.01(b)(3).

"Business Day" means any day except Saturday, Sunday and any other day on which banking institutions located in Juneau, Alaska, are required or authorized to close.

"Calder Mine Business" means the business of owning and operating the Assets.

"Certificates of Title" means the Certificates of Title issued for those items of Personal Property for which a certificate of title has been issued by the State of Alaska Department of Motor Vehicles pursuant to AS 28.10.201-28.10.401 (2004) (copies of all of which certificates are attached hereto as Exhibit F), the applications for transfer of which are to be executed, acknowledged, and delivered by Seller pursuant to Sections 7.01(a)(4) and 7.01(b)(4).

"Closing" is defined in Section 7.01.

"Closing Date" is the date on which Closing is completed.

"Code" means the Internal Revenue Code of 1986.

"Deed of Trust" means a deed of trust and security agreement in the form of Exhibit H, to be executed, acknowledged, and delivered by Purchaser pursuant to Section 7.01(b)(5).

"Diesel Spills" means the Releases of diesel fuel described in the documents attached hereto as Appendix 2.

"Employee Plans" means all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling, or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

"Encumbrance" means any deed of trust, mortgage, pledge, restriction on transfer, assessment, security interest, lien, adverse claim, levy, charge or other legal or equitable encumbrance of any kind.

"Environmental Laws" means any and all Legal Requirements (including common law) pertaining to the protection of human health (as it relates to exposure to Hazardous Materials), the environment (including, without limitation, any generation, use, storage, treatment, Release, or threatened Release of Hazardous Materials into the indoor or outdoor environment), wildlife or natural resources that is in effect in any and all jurisdictions in which Seller is conducting or at any time has conducted business or where the Assets are located, and any binding judicial or administrative interpretation (including, but not limited to, any judicial or administrative order, consent decree, judgment or settlement) thereof, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and AS 46.03.822 (2004), as amended.

"Equipment, Fixtures, and Inventories" means all buildings, structures, plants, processing facilities, installed equipment, office trailers, office equipment, trailer camps, furnishings, kitchen facilities, pipelines, electric power equipment and facilities, telecommunications equipment and facilities, fuel tanks, waste facilities, docks, mining equipment, crushers, conveyors, trucks, vans, hoppers, trailers, all-terrain vehicles, and other items as are affixed to or situated upon the Real Property or Tidelands Lease ADL-106300 at Closing (but including wherever situated the items described on Schedule 1 attached to Exhibit B), together with (1) all fuel, tools, parts, and supplies held by Seller for or in connection with any of the foregoing, (2) all warranties (if any) and software licenses (if any) respecting any of the foregoing, and (3) all extracted rock or rock products that have been severed from the Real Property and that remain situated on the Real Property or Tidelands Lease ADL-106300 at Closing.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Governmental Authority" means any federal, state, local, foreign or other government, any governmental, regulatory, judicial or administrative agency, bureau, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal, but does not include Purchaser, Seller, any Affiliates thereof, or any of their respective successors-in-interest.

"Hazardous Material" means any substance, material, or waste that, in such quantity or concentration, is or foreseeably will be regulated under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste, or words of similar meaning, including but not limited to petroleum, petroleum products, petroleum hydrocarbons, petroleum by-products, crude oil and any components, fractions, or derivatives thereof, methyl tertiary butyl ether, ammonia, asbestos or material containing or presumed to contain asbestos, urea formaldehyde, and polychlorinated biphenyls.

"Information" means all of the drill core, rock samples, data, maps, files, and records (whether in written, tabular, electronic, photographic, or other form and wherever situated) relating to any or all of the following: the geology of the Real Property or adjoining or nearby lands; the sampling, drilling, mapping, or other analysis (whether of a geologic, chemical, metallurgical, physical, engineering, environmental, or other nature or type) of the Real Property or adjoining or nearby lands, or of samples obtained therefrom; identification or calculation of reserves or resources; engineering associated with the Assets or the Calder Mine Business; construction of improvements on the Real Property or Tidelands Lease ADL-106300 or otherwise for or in connection with the Calder Mine Business; acquisition and maintenance of title to the Real Property; purchase, operation, maintenance, repair, and replacement of the Equipment, Fixtures, and Inventories; acquisition of, and compliance or noncompliance with, all Permits; the mining, processing, transport, shipping, marketing, and sale of minerals or mineral products derived from the Real Property; and the conduct of reclamation or remediation activities in connection with the Calder Mine Business.

"Knowledge", when used in the phrases "to Seller's Knowledge," "to the Knowledge of Seller" or similar phrases with respect to Seller, means, and shall be limited to, the actual knowledge of the executive officer of Seller or the senior employee of Seller who is responsible for the area of operation of Seller to which such Person's knowledge relates, and, when used in the phrases "to Purchaser's Knowledge," "to the Knowledge of Purchaser" or similar phrases with respect to Purchaser, means, and shall be limited to, the actual knowledge of the executive officer of Purchaser or the senior employee of Purchaser who is responsible for the area of operation of Purchaser to which such Person's knowledge relates.

"Legal Requirements" means any and all applicable (i) laws (statutory and administrative), ordinances, regulations, judgments, orders, writs, injunctions and decrees of any Governmental Authority and (ii) contracts with any Governmental Authority relating to compliance with matters described in (i) above.

"Letter Agreement" means that certain Letter of Intent between Sealaska and Purchaser effective as of April 1, 2005, relating to the subject matter hereof.

"Occupational Safety and Health Laws" means any and all Legal Requirements (including common law) designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, the Mine Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Operative Documents" means this Agreement; the Warranty Deed; the Assignment of Tidelands Lease ADL-106300; the Bill of Sale, Assignment, and Assumption Agreement; the applications for transfer of the Certificates of Title; the Promissory Note; and the Deed of Trust.

"Outstanding Sales Contract" means that certain agreement between an Affiliate of Seller and Channel Construction, Inc. respecting the sale and purchase of approximately 200 severed blocks of limestone constituting part of the Inventory situated on the Real Property or Tidelands Lease ADL-106300.

"Party" means Seller or Purchaser, as the context requires, and "Parties" means, collectively, Seller and Purchaser.

"Permits" means all of the permits, authorizations, determinations, approvals, licenses, exemptions, variances, and orders described on Schedule 2 attached to Exhibit B.

"Permitted Encumbrances" means, with reference to Seller or the Assets:

(a)	reservations, exceptions, exclusions and limitations set forth in any federal patent, state patent, or other governmental conveyance issued for any of the Real Property;

(b)	reservations, exceptions, exclusions and limitations set forth in Tidelands Lease ADL-106300;

(c)	special exceptions enumerated in the Preliminary Commitment for Title Insurance;

(d)	liens for Taxes, assessments, and governmental charges not yet delinquent;

(e)	all Legal Requirements and rights reserved to or vested in any Governmental Authority under any of the Permits (including but not necessarily limited to the right to consent to any transfer thereof).

"Person" means an individual, corporation, limited liability company, partnership, joint venture, bank, trust, unincorporated organization and/or a government or any department or agency thereof or other entity of any kind.

"Personal Property" means all of the following: the Equipment, Fixtures, and Inventories; the Information; the Permits; all rights to any and all proceeds of condemnation or inverse condemnation of any of the Assets; all rights to any and all insurance proceeds for any damage to or destruction or loss of any of the Assets prior to Closing; and all claims of Seller against third parties relating to any of the Assets (whether choate or inchoate, known or unknown, contingent or noncontingent).

"Preliminary Commitment for Title Insurance" means that certain Preliminary Commitment for Title Insurance, Order No. AK-23723 (as amended on July 12, 2005), issued by Ketchikan Title Agency, Inc., a copy of which is set out in Appendix 1.

"Promissory Note" means a promissory note in the form of Exhibit G, to be executed and delivered by Purchaser pursuant to Section 7.01(b)(5).

"Purchase Price" is defined in Section 2.03.

"Purchaser" means Select Resources Corporation, Inc., a Delaware corporation.

"Real Property" means the real property described in Exhibit A.

"Release" means any depositing, spilling, leaking, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing.

"Retained Liabilities" means those liabilities retained pursuant to Section 2.05(b).

"Seacal" means Seacal, LLC, a single-member member-managed Alaska limited liability company.

"Sealaska" means Sealaska Corporation, an Alaska regional Native corporation.

"Seller" means Sealaska and Seacal, jointly and severally.

"Taxes" means unclaimed property and escheat obligations, taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Authority, including but not limited to, income, excise, real or personal property, sales, use, ad valorem, value added, environmental, transfer, franchise, payroll, withholding, social security (or similar), gross receipts, license, severance, fuel, production, transportation, stamp, occupation, employment, payroll, unemployment, disability or other taxes, including any interest, penalties or additions attributable thereto, whether disputed or not.

"Tidelands Lease ADL-106300" means that certain Tidelands Lease ADL-106300 effective June 1, 1999, and recorded on July 8, 1999, at Book 64, Pages 20-33, Petersburg Recording District, or its equivalent.

"WARN Act" means the Worker Adjustment and Retraining Notification Act or any similar state or local legal requirement.

"Warranty Deed" means a Statutory Warranty Deed in the form of Exhibit C, to be executed, acknowledged, and delivered by Seller pursuant to Section 7.01(a)(1).

Section 1.02     Construction. As used in this Agreement: (a) the words "hereof," "herein," and "hereunder" and derivative or similar words shall refer to this entire Agreement and not to any particular provision of this Agreement; (b) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (c) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (d) the terms "dollars" and "$" shall mean United States dollars; and (e) unless otherwise specified, all references in this Agreement to times of the day shall be to the time in Seattle, Washington (the place of Closing). No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE 2
Sale and Purchase

Section 2.01     Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, and deliver to Purchaser, and Purchaser (or its designee) shall purchase and accept delivery from Seller of,

(a)	the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and

(b)	the Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 2.02     Excluded Assets. The following assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing:

(a)	all cash, cash equivalents, and accounts receivable associated with the Calder Mine Business;

(b)	all minute books and corporate seals;

(c)	all personnel records and other records that Seller is required by law to retain in its possession;

(d)	all claims for refund of Taxes and other governmental charges of whatever nature;

(e)	all rights in connection with and assets of the Employee Plans; and

(f)	all rights of Seller under this Agreement or any other Operative Document.

Section 2.03 Purchase Price. The aggregate purchase price for the Assets shall be $3,000,000 ("Purchase Price"), payable to Seller as described in Section 2.04.

Section 2.04 Payment of Purchase Price.

(a) Payment pursuant to Letter Agreement. The $100,000 paid by Purchaser pursuant to the Letter Agreement shall count toward the Purchase Price.

           (b)     Payment at Closing. At Closing, Purchaser shall become obligated to deliver into the trust account of Seller's legal counsel-the law firm of Simpson, Tillinghast, Sorensen & Longenbaugh, P.C. the address of which is One Sealaska Plaza, Suite 300, Juneau, Alaska 99801-via wire transfer within five Business Days after the date of Closing, the sum of $900,000. Said amount may be disbursed to Seller upon issuance of a policy of title insurance consistent in all respects with the Preliminary Commitment for Title Insurance. Purchaser shall have no obligation to see to the allocation, as between Sealaska and Seacal, of either (i) the $100,000 paid by Purchaser pursuant to the Letter Agreement or (ii) the $900,000 paid by Purchaser pursuant to this Section 2.04(b).

            (c)     Later Payments; Promissory Note; Deed of Trust. On or before July 15, 2006, and then on or before July 15 of each year thereafter through and including 2015, Purchaser shall pay to the order of Sealaska Corporation the sum of $200,000, without interest. The total of all payments to be made pursuant to this Section 2.04(c) thus is $2,000,000. The obligation arising under this Section 2.04(c) shall be incorporated into the Promissory Note to be executed and delivered pursuant to Section 7.01(b)(5), the payment of which note shall be secured by the Deed of Trust to be executed and delivered pursuant to Section 7.01(b)(5).

Section 2.05 Liabilities.

           (a)     Assumed Liabilities. Upon completion of Closing, Purchaser shall assume and agree to discharge only the following liabilities of Seller: any and all liabilities of Seller (i) arising under any Legal Requirement (except any Legal Requirement relating to those matters for which Seller expressly is retaining liability under Section 2.05(b)) or Permit applicable to any of the Assets or the conduct of the Calder Mine Business or (ii) resulting from the failure to satisfy, meet, or comply with any Legal Requirement (except any Legal Requirement relating to those matters for which Seller expressly is retaining liability under Section 2.05(b)) or Permit applicable to any of the Assets or the conduct of the Calder Mine Business, including but not limited to the first $100,000 incurred to clean up and remediate the Diesel Spills.

           (b)     Retained Liabilities. Seller shall retain each and every liability of Seller, other than those liabilities expressly assumed by Purchaser pursuant to Section 2.05(a), arising out of or relating to the conduct of the Calder Mine Business prior to the completion of Closing, including but not necessarily limited to the following:

(i)	any liability arising out of or relating to mineral products of Seller sold prior to the completion of Closing;

(ii)	any liability arising out of Seller's termination of the Outstanding Sales Contract pursuant to Section 5.01(a);

(iii)

up to $150,000 in additional costs incurred to clean up and remediate the Diesel Spills (said additional costs being the first $150,000 incurred in excess of the initial $100,000 for which Purchaser is responsible under Section 2.05(a));

(iv)

any liability for Taxes, including (A) any Taxes arising out of or resulting from Seller's ownership of the Assets or Seller's conduct of the Calder Mine Business prior to the completion of Closing, (B) any Taxes arising out of or resulting from the sale of the Assets pursuant to this Agreement (including Taxes on any imputed interest income deemed to be received by Seller pursuant to Section 2.04(c)), and (C) any deferred Taxes of any nature;

(v)

any liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

(vi)	any liability under any employment, severance, retention, or termination agreement with any employee of Seller;

(vii)	any liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

(viii)	any liability arising out of or relating to any Occupational Safety and Health Laws or the WARN Act or the failure to satisfy, meet, or comply with any of the same; and

(ix)	any liability of Seller under this Agreement or any other Operative Document.

Section 2.06     Allocation of Purchase Price. The Purchase Price shall be allocated as follows: The $1,000,000 to be paid at Closing pursuant to Sections 2.04(a) and 2.04(b) shall be allocated to the purchase of the Personal Property; the remaining $2,000.000 to be paid pursuant to Section 2.04(c) shall be allocated to the purchase of the Real Property. After completion of the Closing, the Parties shall make consistent use of this allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS, if said form is required to be filed. In any proceeding related to the determination of any Tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

ARTICLE 3
Representations and Warranties of Seller

Seller represents and warrants to Purchaser on the date of this Agreement and on the Closing Date (unless a representation or warranty speaks as of a different date) as follows:

Section 3.01 Organizational Status; Power and Authority.

           (a)     Sealaska is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alaska. Sealaska has all the requisite corporate power and authority to carry on its business as it is now being conducted and to own or lease and operate its properties as, and in the places where, such business now is conducted and where such properties now are owned or leased and operated. Sealaska has all the requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents. Sealaska has all the requisite corporate power and authority to perform its obligations under this Agreement and the other Operative Documents. The execution, delivery and performance of this Agreement and the other Operative Documents by Sealaska have been duly authorized by all necessary corporate action on the part of Sealaska.

           (b)     Seacal is a single-member member-managed limited liability company duly organized, validly existing, and in good standing under the laws of the State of Alaska. Sealaska is the sole member of Seacal. Seacal has all the requisite power and authority to carry on its business as it is now being conducted and to own or lease and operate its properties as, and in the places where, such business now is conducted and where such properties now are owned or leased and operated. Sealaska has all the requisite corporate power and authority to own its membership interest in Seacal, to manage Seacal, and on behalf of Seacal to execute and deliver this Agreement and the other Operative Documents. Seacal has all the requisite power and authority to perform its obligations under this Agreement and the other Operative Documents. The execution, delivery and performance of this Agreement and the other Operative Documents by Seacal have been duly authorized by all necessary action on the part of Seacal and Sealaska.

Section 3.02     Duly Executed. This Agreement has been duly executed and delivered on behalf of Seller and constitutes, and, when executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors' rights generally and general principles of equity.

Section 3.03     No Breach, Etc. The execution, delivery and performance of this Agreement and the other Operative Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not result in any conflict with or breach or violation of or default under Sealaska's articles of incorporation or bylaws or Seacal's articles of organization, operating agreement, or bylaws.

Section 3.04     Litigation. No action, suit, proceeding, or governmental investigation is pending or, to the Knowledge of Seller, threatened against Seller which (a) challenges or may challenge the validity of this Agreement or any of the Operative Documents or (b) seeks to enjoin or otherwise restrain the transactions contemplated herein and therein. No order, judgment, injunction or decree of any Governmental Authority is outstanding against Seller or any of the Assets that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) or (b).

Section 3.05     Changes, Etc. Since April 1, 2005, (i) there has not been any damage, destruction, or loss (whether or not covered by insurance) adversely affecting any of the Assets; and (ii) no event or circumstance has occurred or condition has arisen that has had or is reasonably likely to have a material adverse effect on Seller or any of the Assets.

Section 3.06     Title to Assets. Seller has good and marketable title to the Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. Seller has good title to the Personal Property, free and clear of any Encumbrances other than Permitted Encumbrances; provided, however, (a) Seller makes no representations or warranties respecting the good standing of any of the Permits and (b) the disclaimer set forth in Section 9.02 below is incorporated herein. Seller enjoys peaceful and undisturbed possession of the Assets. Except for the Diesel Spills, Seller to its knowledge has not violated and is not in violation of any provision of any Permit or any agreement respecting or pertaining to any of the Personal Property.

Section 3.07     Inclusiveness of Assets. The Assets comprise all of the real property or interests therein, buildings, structures, plants, processing facilities, installed equipment, office trailers, office equipment, trailer camps, furnishings, kitchen facilities, pipelines, electric power equipment and facilities, telecommunications equipment and facilities, fuel tanks, waste facilities, docks, mining equipment, crushers, conveyors, trucks, vans, hoppers, trailers, all-terrain vehicles, fuel, tools, parts, supplies, drill core, rock samples, data, maps, files, records, permits, authorizations, determinations, approvals, licenses, exemptions, variances, orders, and other interests and rights (whether choate or inchoate, known or unknown, contingent or noncontingent) held or used by Seller as of April 1, 2005, for or in connection with its conduct of the Calder Mine Business.

Section 3.08 Certain Operational and Regulatory Matters.

           (a)     To the Knowledge of Seller, the Assets are owned and operated, and the Calder Mine Business has been conducted by Seller, except for the Diesel Spills, in compliance with the provisions of the Permits and applicable Legal Requirements.

(b) The estimated cost of cleaning up and remediating the Diesel Spills, as described in Appendix 2, is fair and reasonable.

(c) Without warranting the same, Seller reports that the geology and chemistry of the Real Property is substantially as represented in Appendix E to the Letter Agreement.

Section 3.09     Brokers. No investment banker, financial advisor, broker, or finder has acted for or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No investment banker, financial advisor, broker, or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Purchaser or Seller has or will have any liabilities or obligations (contingent or otherwise).

ARTICLE 4
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller on the date of this Agreement and on the Closing Date (unless a representation and warranty speaks as of a specified date) as follows:

Section 4.01     Organizational Status; Power and Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to transact business and in good standing in the State of Alaska. Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents. Purchaser has all the requisite corporate power and authority to perform its obligations under this Agreement and the other Operative Documents. The execution, delivery, and performance of this Agreement and the other Operative Documents by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser.

Section 4.02     Duly Executed. This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes, and, when and to the extent executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents shall constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

Section 4.03     Financial Arrangements of Purchaser. Purchaser will have at the Closing adequate sources of funds to enable it to pay that portion of the Purchase Price that will be due and owing hereunder at that time and to effect the transactions contemplated hereby.

Section 4.04     Brokers. No investment banker, financial advisor, broker, or finder has acted for or on behalf of Purchaser or any Affiliate of Purchaser in connection with this Agreement or the transactions contemplated by this Agreement. No investment banker, financial advisor, broker, or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any Affiliate of Purchaser for which Purchaser or Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 4.05     Due Diligence. Purchaser has completed to its satisfaction its "Due Diligence Review" under the Letter Agreement, has investigated to its satisfaction all "Closing Conditions" set forth in the Letter Agreement, and thus hereby waives its "Right of Termination" set forth in the Letter Agreement.

ARTICLE 5
Certain Covenants of the Parties

Section 5.01 Obligations of Seller Prior To Closing.

           (a)     Maintenance of Assets. From the date of this Agreement and until the Closing, except as is otherwise approved by Purchaser in writing (which approval shall not be unreasonably withheld or delayed), Seller shall maintain (i) its ownership of the Assets as represented in Article 3 and (ii) the Assets in their present location and condition. In furtherance of and in connection with the foregoing, prior to Closing Seller shall cause the Outstanding Sales Contract to be terminated.

           (b)     Access and Information. From the date of this Agreement and until the Closing, except as is otherwise approved by Purchaser in writing (which approval shall not be unreasonably withheld or delayed), Seller shall give to Purchaser and its officers, employees, agents, and representatives appropriate access, at all reasonable times and at Purchaser's expense, to the Assets, books, files, records, and officers of Seller and its agents, including legal representatives and accountants, as such relate to the Assets and the Calder Mine Business.

Section 5.02     Obligations of Parties Following Closing. From time to time after the Closing Date, each Party shall execute and deliver such certificates, agreements, conveyances, assignments, certificates of title, and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties agree that (a) Purchaser shall have primary responsibility for the preparation and filing of all applications and related materials with any Governmental Authority or other Person to obtain any and all approvals or consents required in connection with the transfer of any Permit and (b) Seller shall cooperate fully with Purchaser in Purchaser's efforts to obtain any and all approvals or consents required in connection with the transfer of the Permits. Each Party shall bear its own costs and expenses incurred in connection with obtaining any and all approvals or consents required in connection with the transfer of the Permits.

ARTICLE 6
Conditions Precedent

Section 6.01     Closing Conditions. The respective obligations set forth herein of Purchaser and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the conditions set forth in Section 6.02 (in the case of the obligations of Purchaser) and of the conditions set forth in Section 6.03 (in the case of the obligations of Seller). Any of the following conditions may be waived in whole or in part by the Party whose obligation to perform at Closing is subject to such condition.

Section 6.02 Conditions To Obligations of Purchaser.

           (a)     Representations and Warranties of Seller. The representations and warranties of Seller contained in Article 3 shall be accurate in all respects as of the date hereof and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all covenants contained herein that are required to be performed or complied with by it at or before the Closing.

           (b)     Officers' Certificates; Opinion of Counsel. Each of Sealaska and Seacal shall have delivered to Purchaser certificates, dated the Closing Date and signed by its President and Secretary (or, in the case of Seacal, by the President and Secretary of its member), certifying, in form reasonably satisfactory to Purchaser and its counsel that, to such officers' best knowledge and belief, after due inquiry, the conditions set forth in Section 6.02(a) have been fulfilled.

(c) Actions at Closing. Seller shall have taken the actions to be taken by Seller at the Closing pursuant to Section 7.01(a).

Section 6.03 Conditions to Obligations of Seller.

           (a)     Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in Article 4 shall be accurate in all respects as of the date hereof and as of the Closing Date. Purchaser shall have duly performed and complied in all material respects with all covenants contained herein that are required to be performed or complied with by it at or before the Closing.

           (b)     Officers' Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its President and Secretary, certifying, in form reasonably satisfactory to Seller and its counsel that, to such officers' best knowledge and belief, after due inquiry, the conditions set forth in Section 6.03(a) have been fulfilled.

(c) Actions at Closing. Purchaser shall have taken the actions to be taken by Purchaser at the Closing pursuant to Section 7.01(b).

ARTICLE 7
Closing

Section 7.01     Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Sealaska at 18000 International Blvd., Suite 1009, SeaTac, Washington, on July 15, 2005, unless another place and date is agreed to in writing by the Parties. The Closing shall be effective for all purposes at 12:01 a.m., Alaska Time, on the Closing Date. At the Closing, the following events shall occur, each of which shall be deemed to have occurred simultaneously with the other events:

(a) Seller shall transfer and deliver to Purchaser the Assets by executing, acknowledging (where required), and delivering the following:

(1)	a Warranty Deed in the form of Exhibit C, conveying to Purchaser all of the Real Property other than the interest of Seller under Tidelands Lease ADL-106300;

(2)	an Assignment of Tidelands Lease ADL-106300 in the form of Exhibit D, conveying and assigning to Purchaser the interest and contract rights of Seller under Tidelands Lease ADL-106300;

(3)

a Bill of Sale, Assignment, and Assumption Agreement in the form of Exhibit E, transferring and assigning to Purchaser all of the Personal Property except (A) the rights of Seller under Tidelands Lease ADL-106300 and (B) those items of Personal Property that may be transferred only by transfer of Certificates of Title therefor;

(4)

applications for transfer of the Certificates of Title in the form of Exhibit E, transferring to Purchaser all of those items of Personal Property that may be transferred only by transfer of the Certificates of Title therefor; and

(5)	a Notice of Interest in Real Property in the form of Exhibit I, suitable for recording, noting the existence of Seller's rights set forth in Article 11 hereof.

(b) Purchaser shall accept the transfer and delivery of the Assets and shall pay for the same by executing (where required), acknowledging (where required), and delivering the following:

(1)	the sum of $900,000, required to be paid pursuant to Section 2.04(b);

(2)

an Assignment of Tidelands Lease ADL-106300 in the form of Exhibit D (accepting the conveyance and assignment to Purchaser of the interest and contract rights of Seller under Tidelands Lease ADL-106300 and agreeing to be bound by the provisions of Tidelands Lease ADL-106300);

(3)

a Bill of Sale, Assignment, and Assumption Agreement in the form of Exhibit E, accepting the transfer and assignment to Purchaser of all of the Personal Property (except (A) Tidelands Lease ADL-106300 and (B) those items of Personal Property that may be transferred only by transfer of Certificates of Title therefor) and assuming the obligations and liabilities described therein;

(4)

applications for transfer of the Certificates of Title in the form of Exhibit F, accepting the transfer to Purchaser of those items of Personal Property that may be transferred only by transfer of the Certificates of Title therefor;

(5)

a Promissory Note in the form of Exhibit G, memorializing the obligation of Purchaser arising under Section 2.04(c), and a Deed of Trust in the form of Exhibit H, granting to Seller a lien upon the Real Property and a security interest in the Personal Property for the purpose of securing the obligations of Purchaser arising under Section 2.04(c) or which otherwise are described in the Deed of Trust;

(6)	a Notice of Interest in Real Property in the form of Exhibit I, suitable for recording, noting the existence of Seller's rights set forth in Article 11 hereof.

ARTICLE 8
Termination Prior To Completion of Closing

Section 8.01 Generally. Subject to Section 8.02, this Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date, as follows:

(a) by mutual consent of Purchaser and Seller, upon such terms as they may agree; or

            (b)     by Purchaser or Seller if (i) there has been a breach of any representation, warranty, covenant, or agreement on the part of Sealaska or Seacal (in the case of termination by Purchaser) or on the part of Purchaser (in the case of termination by Seller), which breach (A) will cause any of the conditions set forth in Section 6.02 (in the case of termination by Purchaser) or Section 6.03 (in the case of termination by Seller) not to be satisfied, and (B) shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other party; or (ii) any event shall have occurred which makes it impossible for the conditions set forth in Article 6 hereof to be satisfied, provided that any termination pursuant to this clause (ii) shall not be effective until 20 Business Days after notice thereof is delivered by the Party seeking to terminate to the other Party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the Party receiving such notice and (2) such Party, prior to such 20th Business Day, irrevocably waives satisfaction of such condition based on such event.

A Party shall not be allowed to exercise any right of termination pursuant to Section 8.01 if the event giving rise to the termination right shall be due to the willful failure of such Party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements hereof to be performed or observed by such Party.

Section 8.02     Effect of Termination. If this Agreement is terminated as permitted under Section 8.01, such termination shall be without liability of or to any Party to this Agreement; provided, however, that (a) if such termination shall result from the failure of Seller to fulfill a condition to the performance of Purchaser, from the failure of Seller to perform a covenant of this Agreement, or from a material breach by Seller, then Purchaser shall have and may pursue against Seller any and all rights and remedies available at law or in equity, including but not limited to specific performance, and (b) if such termination shall result from the failure of Purchaser to fulfill a condition to the performance of Seller, from the failure of Purchaser to perform a covenant of this Agreement, or from a material breach by Purchaser, then Seller, as liquidated damages for the same, shall be entitled to retain the $100,000 paid by Purchaser to Sealaska pursuant to the Letter Agreement (see Section 2.04(a) above).

ARTICLE 9
Indemnification; Disclaimer; Confidentiality; Two-Year Exclusion Area

Section 9.01 Indemnification.

           (a)     Indemnification of Purchaser by Seller. Except to the extent (if at all) prohibited by law, Seller shall defend and save harmless Purchaser or any representative thereof from and against any and all losses, damages, liabilities (other than the Assumed Liabilities), expenses, claims, and demands of whatsoever character, direct or indirect, of third parties arising out of or in any way connected with (1) the ownership of, operation of, or conduct of activities upon, with, or respecting the Assets (excluding the conduct of activities by Purchaser, or any employee, subcontractor, agent, or other representative of Purchaser, upon, with, or respecting the Assets pursuant to the Letter Agreement) prior to the Closing Date, or (2) any of the Retained Liabilities.

           (b)     Indemnification of Seller by Purchaser. Except to the extent (if at all) prohibited by law, Purchaser shall defend and save harmless Seller or any representative thereof from and against any and all losses, damages, liabilities (other than the Retained Liabilities), expenses, claims, and demands of whatsoever character, direct or indirect, of third parties arising out of or in any way connected with (1) the conduct of activities by Purchaser, or any employee, subcontractor, agent, or other representative of Purchaser, upon, with, or respecting the Assets pursuant to the Letter Agreement prior to the Closing Date, (2) the ownership of, operation of, or conduct of activities upon, with, or respecting the Assets after the Closing Date, or (3) any of the Assumed Liabilities.

Section 9.02     Disclaimer. Except as otherwise expressly provided in this Agreement or in any other Operative Document, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE NATURE, CONDITION, OR SUITABILITY OF ANY OF THE ASSETS FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO

(A)

ANY EXPRESS OR IMPLIED WARRANTY RESPECTING THE CHARACTER, CONDITION, OR QUALITY OF ANY OF THE REAL PROPERTY OR THE QUANTITY OR QUALITY OF ANY MINERALS OR MINERAL PRODUCTS THAT MIGHT BE FOUND THEREON, THEREIN, OR THEREUNDER OR THAT MIGHT BE EXTRACTED THEREFROM,

(B)

ANY EXPRESS OR IMPLIED WARRANTY RESPECTING THE EXISTENCE, SIZE, OR PROFITABILITY-NOW OR IN THE FUTURE-OF ANY INTERNATIONAL, NATIONAL, OR REGIONAL WHOLESALE OR RETAIL MARKET FOR CALCIUM CARBONATE, LIMESTONE, BUILDING STONE, OR OTHER ROCK PRODUCTS,

(C)	ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY,

(D)	ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE,

(E)	ANY EXPRESS OR IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(F)	ANY EXPRESS OR IMPLIED WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND

(G)	ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT,

IT BEING THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT THE ASSETS SHALL BE CONVEYED, TRANSFERRED, AND ASSIGNED TO PURCHASER "AS IS" AND "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH MARKET ANALYSES AND INSPECTIONS WITH RESPECT TO THE ASSETS AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE ASSETS "AS IS" AND "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 9.03     Confidentiality. Except where required by law, the Purchase Price shall not be disclosed by any Party to any third party other than a Party's or an Affiliate's owners, directors, officers, employees, insurance companies, legal counsel, accountants, consultants, and similar third parties who need to know the same. The foregoing restrictions shall not apply to disclosures of information concerning the Assets that is available to the general public other than through the disclosure by Purchaser or Seller or their respective agents in violation of this Section, or to disclosure required for audit purposes or by law or other governmental requirement to the Seller's or Purchaser's shareholders.

Section 9.04     Two-Year Exclusion Area. From the date of its execution of the Letter Agreement through March 31, 2007, Purchaser shall not acquire, without the consent of Seller (which consent shall not be unreasonably withheld), by location or purchase any mining claims or other mineral interests within the Real Property or within a distance of two (2) miles of the Real Property.

ARTICLE 10
Default After Closing

Section 10.01     Default. If Purchaser fails to make a payment required by this Agreement when the same is due and payable, or if Purchaser fails to observe, keep, or perform any other provision of this Agreement required to be observed, kept, or performed by Purchaser, Seller shall have the following options:

(a) Seller must notify Purchaser in writing that it is in default and Purchaser shall have thirty (30) Business Days to cure such default.

           (b)     If Purchaser has been notified in writing and remains in default beyond the thirty (30) Business Days, Seller shall have the right to exercise any one or more of the following remedies: (i) to sue for and recover all amounts due, and other payments, then accrued or thereafter accruing; (ii) to foreclose judicially or nonjudicially on its Deed of Trust; or (iii) to pursue any other remedy at law or in equity.

(c) Notwithstanding any action which Seller lawfully takes, Purchaser shall be and remain liable for the full performance of all obligations on the part of Seller to be performed under this Agreement.

ARTICLE 11
Seller's Option To Repurchase

Section 11.01 Generally.

           (a)     Purchaser hereby grants to Seller an exclusive option to repurchase the Real Property and Tidelands Lease ADL-106300 or its equivalent (if said lease or its equivalent remains in effect), after cessation of Purchaser's mining (including but not limited to reclamation) and other activities or operations on the Real Property, for a price equal to the lesser of (a) the residual fair market value thereof at that time (as determined by independent appraisal), taking into account the extent to which the mineral resources situated upon the Real Property have been depleted, or (b) $100,000. Seller's option under this Section 11.01(a) must be exercised, if at all, within 90 Business Days following receipt of written notice from Purchaser that its mining (including but not limited to reclamation) and other activities or operations on the Real Property have ceased.

           (b)     Purchaser also hereby grants to Seller the first right of refusal to purchase-on an "AS IS", "WHERE IS" basis-any or all of Purchaser's equipment, fixtures, and inventories then-existing on the Real Property or Tidelands Lease ADL-106300 or its equivalent (if said lease or its equivalent remains in effect) at fair market value if Purchaser has notified Seller in writing of its intent to dispose of the same to one or more third parties and has specified the price and terms of such disposal. Seller's right under this Section 11.01(b) must be exercised, if at all, within 45 Business Days following receipt from Purchaser of the notice described above. Should Seller elect not to exercise its right of first refusal with respect to any or all of said equipment, fixtures, and inventories, Purchaser shall have 45 Business Days to sell and dispose of the same to one or more third parties on terms and conditions no more favorable to any third party than those offered to Seller.

Section 11.02 Exceptions.

           (a)     The transfer in whole or in part from time to time by Purchaser to any Affiliate of Purchaser of the Assets or any portion thereof shall not constitute the "cessation of Purchaser's mining (including but not limited to reclamation) and other activities or operations on the Real Property" under Section 11.01. The provisions of this Article 11 shall constitute covenants running with the Real Property, however, such that the provisions of this Article 11 shall become binding upon any such transferee with respect to the Assets so transferred.

           (b)     Nothing in this Article 11 shall prevent Purchaser from granting from time to time to third parties one or more easements, rights-of-way, licenses, or other interests constituting less than fee simple estates in the Real Property or any part thereof, without the consent of Seller. Absent the consent of Seller, however, any such easements, rights-of-way, licenses, or other interests granted by Purchaser shall be subject to the rights of Seller under this Article 11 such that such easements, rights-of-way, licenses, and other interests may be extinguished upon the exercise by Seller of its rights under this Article 11.

           (c)     The transfer in whole or in part of any of the Assets pursuant to a foreclosure sale conducted, or other action taken, pursuant to the Deed of Trust shall be subject to Seller's rights under this Article 11.

Section 11.03 Recorded Notice. Notice of Seller's rights under this Article 11 shall be placed of record by recording a Notice of Interest in Real Property in the form of Exhibit I.

ARTICLE 12
Miscellaneous

Section 12.01 Entire Agreement. This Agreement supersedes any and all other agreements, oral or written, among the Parties in respect of the subject matter of this Agreement.

Section 12.02 Modification. This Agreement may be modified, amended, or supplemented in any manner and at any time only by a written instrument executed by Purchaser and Seller.

Section 12.03     Extension and Waiver. The Parties may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies by the other Party in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party or Parties to be bound thereby, but such extension, waiver, or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.04     Further Actions. From time to time after the Closing Date, each Party shall execute and deliver such other certificates, agreements, conveyances, assignments, certificates of title, and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

Section 12.05     Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified mail, postage prepaid, return receipt requested, by Express Mail, by FedEx, or by facsimile transmission to the address of such Party set forth below.

If to Purchaser:

Select Resources Corporation, Inc.
Attention: H. J. Sandri, Executive Vice President
5555 Business Park South, Suite 200
Bakersfield, California 93309
Telephone No.: 661-864-0500
Facsimile No.: 661-864-0600

If to Seller:

Sealaska Corporation
Attention: Chris E. McNeil, Jr., CEO
One Sealaska Plaza, Suite 400
Juneau, Alaska 99801-1276
Telephone No.: 907-586-1512
Facsimile No.: 907-586-2304

Any such notice shall be effective upon the day of receipt or, if faxed, on the next Business Day. Any Party may, by notice so delivered, change its address for notice purposes hereunder.

Section 12.06     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party; provided, however, (i) Purchaser may assign its right to purchase the Assets to any Person that is an Affiliate of Purchaser but no such assignment shall affect Purchaser's obligations hereunder, (ii) in the event of any such assignment by a Party by operation of law without the consent of the other Party as required above, such other Party may consent to such assignment after it has occurred and, in such event, this Agreement and all the provisions hereof shall be binding upon the Person receiving such assignment by operation of law, and (iii) after the completion of the Closing, Purchaser may transfer from time to time its interest in the Assets or any portion thereof, subject to the provisions of Article 11 hereof.

Section 12.07     No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 12.08 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument.

Section 12.09     Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Alaska without giving effect to any choice or conflict of law provision or rule (whether of the State of Alaska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Alaska.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:	SEALASKA CORPORATION, an Alaska regional Native corporation

By: /s/ Richard P. Harris
Name: Richard P. Harris
Title: Executive Vice President

SEACAL, LLC, a single-member member-managed Alaska limited liability company

By: Sealaska Corporation, its sole member

By: /s/ Richard P. Harris
Name: Richard P. Harris
Title: Executive Vice President

PURCHASER:	SELECT RESOURCES CORPORATION, INC.

By: /s/ Harold J. Noyes
Name: Harold J. Noyes
Title: President

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

THIS CERTIFIES that on the 15th day of July, 2005, at Seattle, Washington, the foregoing instrument was acknowledged before me by (name) Richard P. Harris, (title) Executive Vice-Pres. of SEALASKA CORPORATION, an Alaska regional Native corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

/s/ Lorey J. Keele
Notary Public in and for Washington
My Commission Expires 12-29-08

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

THIS CERTIFIES that on the 15th day of July, 2005, at Seattle, Washington, the foregoing instrument was acknowledged before me by (name) Richard P. Harris, (title) Executive Vice-Pres. of SEALASKA CORPORATION, an Alaska regional Native corporation acting in its capacity as sole member of SEACAL, LLC, a single-member member-managed Alaska limited liability company, on behalf of said limited liability company.

GIVEN UNDER MY HAND and official seal the day and year last above written.

/s/ Lorey J. Keele
Notary Public in and for Washington
My Commission Expires 12-29-08

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

THIS CERTIFIES that on the 15th day of July, 2005, at Seattle, Washington, the foregoing instrument was acknowledged before me by (name) Harold J. Noyes, (title) President of SELECT RESOURCES CORPORATION, INC., a Delaware corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

/s/ Lorey J. Keele
Notary Public in and for Washington
My Commission Expires 12-29-08

EXHIBIT A
Real Property

[Not Filed]

EXHIBIT B
Personal Property

[Not Filed]

EXHIBIT C
Form of Warranty Deed

RECORD THIS INSTRUMENT IN THE PETERSBURG RECORDING DISTRICT

RETURN THIS INSTRUMENT TO:	Select Resources Corporation, Inc.
Attention: Rick Sandri
5555 Business Park South, Suite 200
Bakersfield, California 93309

************************************************************************

WARRANTY DEED
[Mining]

THIS WARRANTY DEED ("this Deed"), given this _____ day of ____________, 2005, by SEALASKA CORPORATION ("Sealaska"), an Alaska corporation the address of which is Suite 400, One Sealaska Plaza, Juneau, Alaska 99801, and SEACAL, LLC ("Seacal"), a single-member member-managed Alaska limited liability company the address of which is Suite 400, One Sealaska Plaza, Juneau, Alaska 99801, (Sealaska and Seacal jointly and severally are referred to herein as "Grantor"), to SELECT RESOURCES CORPORATION, INC. ("Grantee"), a Delaware corporation the address of which is Suite 200, 5555 Business Park South, Bakersfield, California 93309,

Witnesseth:

THAT FOR AND IN CONSIDERATION OF ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby CONVEYS and WARRANTS to Grantee and its successors and assigns the following real property, situated in the Petersburg Recording District, First Judicial District, State of Alaska, TO HAVE AND TO HOLD FOREVER:

PARCEL 1:

Those certain patented placer mining claims known as Log Cabin No. 1 (also known as Marble Creek No. 1) and Marble Creek No. 7, being more particularly described in that certain U.S. Mineral Certificate No. 81 [GLO No. 36664] from the United States of America to Elmer F. Cassel dated June 2, 1903, and recorded on December 21, 1903, in Ketchikan Recording District in Volume 1 of Mining Records at Page 269, as follows: U.S. Mineral Survey 542;

PARCEL 2:

That certain patented placer mining claim known as Log Cabin No. 2, being more particularly described in that certain U.S. Mineral Certificate No. 82 [GLO No. 45969] from the United States of America to Alaska Marble Company dated July 31, 1907, and recorded on May 18, 1908, in Ketchikan Recording District in Volume "C" of Deeds at Page 733, as follows: U.S. Mineral Survey 701;

PARCEL 3:

That certain patented placer mining claim known as Prince of Wales No. 21, being more particularly described in that certain U.S. Patent No. 706742 from the United States of America to Alaska Marble Company dated September 15, 1919, and recorded on May 30, 1920, in Ketchikan Recording District in Volume "I" of Deeds at Page 9, as follows: U.S. Mineral Survey 1050;

PARCEL 4:

Those certain patented placer mining claims known as Prince of Wales Nos. 14, 15, 18, 19 and 20, being more particularly described in that certain U.S. Patent No. 683720 from the United States of America to Alaska Marble Company dated June 6, 1919, and recorded on May 30, 1920, in Ketchikan Recording District in Volume "I" of Deeds at Page 3, as follows: U.S. Mineral Survey 1051; and

PARCELS 5A, 5B, 5C, 5D, 5E, 5F, 5G, 5H, and 5I:

Tracts A, B, C, D, E, F, G, H, and I, Alaska State Land Survey No. 96-48 [ASLS 960048], within protracted Sections 2 and 3, Township 66 South, Range 77 East, Copper River Meridian, according to the plat thereof filed on September 15, 2004, as Plat No. 2004-26, Ketchikan Recording District;

(all of the foregoing enumerated parcels are situated generally within Sections 1, 2, 3, 10, 11, and 12, Township 66 South, Range 77 East, Copper River Meridian)

TOGETHER WITH all rights, titles, and interests appurtenant thereto or to any part thereof (including but not limited to access rights and water rights),

SUBJECT TO THE FOLLOWING:
(a)	reservations, exceptions, exclusions and limitations set forth in any federal patent issued for any of said real property;

(b)	special exceptions enumerated in the Preliminary Commitment for Title Insurance attached hereto as Appendix 1;

(c)	liens for any taxes, assessments, or governmental charges not yet delinquent.

GIVEN on the date first set forth above.

SEALASKA CORPORATION, an Alaska regional Native corporation

By:
Name:
Title:

SEACAL, LLC, a single-member member-managed Alaska limited liability company

By: Sealaska Corporation, its sole member

By:
Name:
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the                day of                                     , 2005, at                         , Washington, the foregoing instrument was acknowledged before me by (name)                                                      , (title)                                                   of SEALASKA CORPORATION, an Alaska regional Native corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the                day of                                     , 2005, at                         , Washington, the foregoing instrument was acknowledged before me by (name)                                                      , (title)                                                   of SEALASKA CORPORATION, an Alaska regional Native corporation acting in its capacity as sole member of SEACAL, LLC, a single-member member-managed Alaska limited liability company, on behalf of said limited liability company.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

APPENDIX 1

Pages 2-4 of Preliminary Commitment for Title Insurance Order No. AK-23723 (as amended) issued by Ketchikan Title Agency, Inc.
[Not Filed]

EXHIBIT D
Assignment of ADL - 106300

STATE OF ALASKA DEPERTMENT OF NATURAL RESOURCES
DIVISION OF MINING, LAND AND WATER
Southeast Region
400 Willoughby, Suite 400
Juneau, AK 99801
(907) 465-3400

ASSIGNMENT OF TIDELIANDS LEASE ADL-106300
AS 38.05.095 AND AS 38.05.920

[completed version of DNR Form 102-117 (rev. 10/01)]

[to be executed in triplicate and then submitted with (1) nonrefundable filing fee of $200 required by 11 AAC 05.010(a)(6)(E) and (2) copies of Assignee's articles of incorporation, certificate of authority to transact business in Alaska, and resolution authorizing execution of this Agreement]

For good and valuable consideration, the receipt and adequacy of which acknowledged, SEACAL, LLC ("Seacal"), a single-member member-managed Alaska limited liability company the address of which is Suite 400, One Sealaska Plaza, Juneau, Alaska 99801, lessee under TIDELANDS LEASE ADL-106300 (the "Lease") effective June 1, 1999, recorded on July 8, 1999, at Book 64, Pages 20-33, Petersburg Recording District, and covering the following-described property:

ALASKA TIDELANDS SURVEY NO. 1537, according to the plat thereof filed on May 4, 1999, as Plat NO. 99-5, Petersburg Recording District (ATS No. 1537 is situated in Section 3, Township 66 South, Range 77 East, Copper River Meridian),

hereby does CONVEY, GRANT, and ASSIGN all right, title, and interest in the Lease, to SELECT RESOURCES CORPORATION, INC. ("Assignee"), a Delaware corporation the address of which is Suite 200, 5555 Business Park South, Bakersfield, California 93309, and its successors and assigns, TO HAVE AND TO HOLD for the unexpired term of the Lease, commencing on the date that this assignment is approved by the State of Alaska and expiring on May 31, 2039.

This Assignment is made subject to (a) all rents, covenants, and conditions set forth in the Lease, (b) all reservations, exceptions, exclusions and limitations set forth in the Lease, and (c) liens for any taxes, assessments, or governmental charges that are not yet delinquent.

SEACAL, LLC, a single-member member-managed Alaska limited liability company

By: Sealaska Corporation, its sole member

By:
Name:
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the                day of                                     , 2005, at                         , Washington, the foregoing instrument was acknowledged before me by (name)                                                      , (title)                                                   of SEALASKA CORPORATION, an Alaska regional Native corporation acting in its capacity as sole member of SEACAL, LLC, a single-member member-managed Alaska limited liability company, on behalf of said limited liability company.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

Assignee SELECT RESOURCES CORPORATION, INC., expressly assume(s) the obligation to pay any and all prior or delinquent taxes, liens of any nature, penalties, interest, or any other obligations charged against the property described above and to fulfill all the terms, conditions, and covenants of the Lease as of the effective date of this Assignment

SELECT RESOURCES CORPORATION, INC.
(Fed. Tax ID #___________________)

By:
Name:
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the _____ day of ________________, 2005, at ______________, Washington, the foregoing instrument was acknowledged before me by (name)_________________, (title)_____________ of SELECT RESOURCES CORPORATION, a Delaware corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

APPROVED:

______________________________________________________ ______________
Division of Mining, Land and Water Authorized Representative Date

NOTE: AS 38.05.035(a) authorizes the director to decide what information is needed to process an application for the sale or use of state land and resources. This information is made a part of the state public land records and becomes public information under AS 40.25.110 and 40.25.120 (unless the information qualifies for confidentiality under 38.05.035(a)(9) and confidentiality is requested). Public information is open to inspection by you or any member of the public. A person who is the subject of the information may challenge its accuracy or completeness under AS 44.99.310, by giving a written description of the challenged information, the changes needed to correct it, and a name and address where the person can be reached. False statements made in an application for a benefit are punishable under AS 11.56.210.

Record this document in the Petersburg Recording District

Return recorded document to:
State of Alaska Dept of Natural Resources
Division of Mining Land and Water,
Southeast Region
400 Willoughby, Suite 400
Juneau, AK 99801

EXHIBIT E

BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT ("this Instrument"), given this _____ day of ____________, 2005, by SEALASKA CORPORATION ("Sealaska"), an Alaska corporation the address of which is Suite 400, One Sealaska Plaza, Juneau, Alaska 99801, and SEACAL, LLC ("Seacal"), a single-member member-managed Alaska limited liability company the address of which is Suite 400, One Sealaska Plaza, Juneau, Alaska 99801, (Sealaska and Seacal jointly and severally are referred to herein as "Seller"), to SELECT RESOURCES CORPORATION, INC. ("Purchaser"), a Delaware corporation the address of which is Suite 200, 5555 Business Park South, Bakersfield, California 93309,

Witnesseth:

THAT FOR AND IN CONSIDERATION OF ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller hereby BARGAINS, SELLS, CONVEYS, GRANTS, ASSIGNS, and TRANSFERS to Purchaser and its successors and assigns all rights, titles, and interests of Seller in, to, under, and respecting the personal property ("Personal Property") described in Exhibit B attached hereto (which Exhibit B also refers to certain real property described in Exhibit A attached hereto), TO HAVE AND TO HOLD FOREVER.

Seller hereby WARRANTS to Purchaser and its successors and assigns only that Seller has good title to the Personal Property free and clear of any liens, encumbrances, or security interests of third parties. SELLER MAKES NO OTHER WARRANTIES RESPECTING THE PERSONAL PROPERTY OR ANY PART THEREOF. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, PURCHASER HEREBY ACKNOWLEDGES AS FOLLOWS:

(1)	SELLER MAKES NO REPRESENTATIONS OR WARRANTIES RESPECTING THE GOOD STANDING OF ANY OF THE PERMITS; AND

(2)

SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE NATURE, CONDITION, OR SUITABILITY OF ANY OF THE PERSONAL PROPERTY FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO

(A)	ANY EXPRESS OR IMPLIED WARRANTY RESPECTING THE CHARACTER, CONDITION, OR QUALITY OF ANY OF THE REAL PROPERTY,

(B)	ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY,

(C)	ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE,

(D)	ANY EXPRESS OR IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(E)	ANY EXPRESS OR IMPLIED WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND

(F)	ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT,

IT BEING THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT THE PERSONAL PROPERTY SHALL BE CONVEYED, TRANSFERRED, AND ASSIGNED TO PURCHASER "AS IS" AND "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS ACQUAINTED WITH THE PERSONAL PROPERTY AND HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND THAT PURCHASER WILL ACCEPT THE PERSONAL PROPERTY "AS IS" AND "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Purchaser (1) hereby accepts the transfers made hereby and (2) hereby assumes and agrees to observe and perform all of the duties, obligations, terms, provisions, and covenants of Seller, and to pay and discharge all of the liabilities of Seller to be observed, performed, paid, or discharged from and after the date hereof, under or respecting the Permits.

Purchaser hereby assumes none of the Retained Liabilities of Seller set forth in Section 2.05(b) of the Agreement between Seller and Purchaser dated as of April 1, 2005; the parties hereby agree that all such Retained Liabilities shall remain the sole responsibility of Seller.

IN WITNESS WHEREOF, the Parties have caused this Instrument to be executed as of the date first above written.
SELLER:	SEALASKA CORPORATION, an Alaska regional Native corporation

By:
Name:
Title:

SEACAL, LLC, a single-member member-managed Alaska limited liability company

By: Sealaska Corporation, its sole member

By:
Name:
Title:

PURCHASER:	SELECT RESOURCES CORPORATION, INC.
By:
Name:
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the                day of                                     , 2005, at                         , Washington, the foregoing instrument was acknowledged before me by (name)                                                      , (title)                                                   of SEALASKA CORPORATION, an Alaska regional Native corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the                day of                                     , 2005, at                         , Washington, the foregoing instrument was acknowledged before me by (name)                                                      , (title)                                                   of SEALASKA CORPORATION, an Alaska regional Native corporation acting in its capacity as sole member of SEACAL, LLC, a single-member member-managed Alaska limited liability company, on behalf of said limited liability company.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

THIS CERTIFIES that on the _____ day of ________________, 2005, at ______________, Washington, the foregoing instrument was acknowledged before me by (name)_________________, (title)_____________ of SELECT RESOURCES CORPORATION, a Delaware corporation, on behalf of said corporation.

GIVEN UNDER MY HAND and official seal the day and year last above written.

Notary Public in and for Washington
My Commission Expires

[Exhibits A and B Not Filed]

EXHIBIT F

CERTIFICATES OF TITLE

[Not Filed]

EXHIBIT G
PROMISSORY NOTE

$2,000,000.00	July __, 2005
Juneau, Alaska

FOR VALUE RECEIVED, SELECT RESOURCES CORPORATION, INC., a corporation organized and existing under the laws of the State of Delaware whose address is 5555 Business Park South, Suite 200, Bakersfield, California 93309, promises to pay to the order of SEALASKA CORPORATION, an Alaska corporation whose address is of One Sealaska Plaza, Suite 400, Juneau, Alaska 99801, hereinafter referred to as "Holder," the sum of TWO MILLION DOLLARS ($2,000,000.00), payable in lawful money of the United States of America, without interest on the balance remaining from time to time unpaid. Annual installments shall be due in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), with the first annual payment due on or before the 15th day of July, 2006, and a like payment due on the same day of each July thereafter until the 15th day of July, 2015, whereupon the entire then remaining unpaid principal balance shall be due in full.

The undersigned, hereinafter referred to as "Payer," may make payments of more than the stated annual payment; however, Payer may not make payments of less than $200,000.00 per year. If Payer elects to pay off this Note prior to maturity, Payer may do so without penalty. The said principal shall be payable at Sealaska Corporation, One Sealaska Plaza, Suite 400 Juneau, Alaska 99801, or at such other place as the holder hereof may designate in writing.

If default be made in the payment of this Note, and if such default is not made good within fifteen (15) days, the entire principal balance shall at once become due and payable at the option of the Holder of this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Payer agrees to pay upon demand all of Holder's expenses, including, without limitation, actual attorneys' fees incurred in connection with enforcement, modification, and collection of this Promissory Note. Holder may pay someone else to help collect and enforce this Promissory Note or any of the supporting security documents, and Payer will pay that amount. This includes, subject to any limits under applicable law, Holder's actual attorneys' fees and Holder's legal expenses, whether or not there is actual commencement of judicial proceedings, including actual attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Payer also will pay any court costs, in addition to all other sums provided by law.

The undersigned, whether principal, surety, guarantor, endorser or other party hereto, hereby waives any homestead or exemption right against said debt and hereby waives demand, protest, and notice of nonpayment, demand, or protest.

This Note is to be construed according to the laws of the State of Alaska.

SELECT RESOURCES CORPORATION, INC.

By:___________________________________
H. J. Sandri, Executive Vice President

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

On this ____ day of July, 2005, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared H. J. Sandri, to me known to be the Executive Vice President, of Select Resources Corporation, Inc., the Delaware corporation that executed the foregoing instrument, and he acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed (if any) is the corporate seal of said corporation.

Witness my hand and official seal hereto affixed the day and year first above-written.

Notary Public in and for Washington
My Commission Expires

EXHIBIT H

RECORD THIS INSTRUMENT IN THE PETERSBURG RECORDING DISTRICT

INDEX THIS INSTRUMENT AS FOLLOWS:

Trustor: Select Resources Corporation, Inc.
Trustee: Simpson, Tillinghast, Sorensen & Longenbaugh, P.C.
Beneficiary: Sealaska Corporation

AFTER RECORDING RETURN TO:	Simpson, Tillinghast, Sorensen & Longenbaugh, P.C.
One Sealaska Plaza, Suite 300
Juneau, AK 99801
Attn: Stephen F. Sorensen

******************************************************************************

DEED OF TRUST
AND SECURITY AGREEMENT

THIS DEED OF TRUST AND SECURITY AGREEMENT ("Deed of Trust") is made this ____ day of July, 2005, between SELECT RESOURCES CORPORATION, INC., a Delaware corporation herein called "Trustor", whose address is 5555 Business Park South, Suite 200, Bakersfield, California 93309, SIMPSON, TILLINGHAST, SORENSEN & LONGENBAUGH, P.C., herein called "Trustee", whose address is One Sealaska Plaza, Suite 300, Juneau Alaska 99801, and SEALASKA CORPORATION, a Alaska Native corporation organized and existing under the laws of the State of Alaska, herein called "Beneficiary", whose address is One Sealaska Plaza, Suite 400, Juneau Alaska 99801.

(For purposes of Article 29 of the Uniform Commercial Code (AS 45.29), this Deed of Trust constitutes a Security Agreement with Trustor being the Debtor and Beneficiary being the Secured Party.)

WITNESSETH:

That Trustor GRANTS, BARGAINS, SELLS, and CONVEYS to TRUSTEE in TRUST WITH POWER OF SALE, that property ("Property") in the Petersburg Recording District, First Judicial District, State of Alaska, more particularly described as follows:

(1) the real property described below ("Real Property"):

(a)	that certain real property described in Exhibit A attached hereto; and

(b)	TIDELANDS LEASE ADL-106300 effective June 1, 1999, recorded on July 8, 1999, at Book 64, Pages 20-33, Petersburg Recording District, or its equivalent, covering the following-described property:

ALASKA TIDELANDS SURVEY NO. 1537, according to the plat thereof filed on May 4, 1999, as Plat No. 99-5, Petersburg Recording District (ATS No. 1537 is situated in Section 3, Township 66 South, Range 77 East, Copper River Meridian),

(all of the foregoing Real Property is situated generally within Sections 1, 2, 3, 10, 11, and 12, Township 66 South, Range 77 East, Copper River Meridian), and

(2)	the personal property described on Exhibit B attached hereto, together with the products and proceeds thereof ("Personal Property"),

TOGETHER with the tenements, hereditaments, and appurtenances thereunto belonging, or in anywise appertaining, and the rents, issues and profits thereof, SUBJECT, HOWEVER, to the right, power and authority hereinafter given to and conferred upon Beneficiary to collect and apply such rents, issues and profits, TO HAVE AND TO HOLD the same unto Trustee.

THIS DEED OF TRUST IS MADE FOR THE PURPOSE OF SECURING: The performance of each agreement of Trustor herein contained and payment of the indebtedness evidenced by one note ("Note"), of even date herewith, in the Principal sum of TWO MILLION DOLLARS ($2,000,000.00), payable to Beneficiary or order. Maturity date: July 15, 2015.

A.	To protect the security of this Deed of Trust, Trustor agrees:

1.

To keep said property in good condition and repair (excepting normal wear and tear, maintenance, and replacement); to pay when due all claims for labor performed and materials furnished therefor; to comply with all laws affecting said property; and to do all other acts which from the character or use of said property may be reasonably necessary, the specific enumerations herein not excluding the general.

2.

To provide, maintain and deliver to Beneficiary casualty and theft, and fire insurance with extended coverage, satisfactory to and with loss payable to Beneficiary in an amount not less than $__N/A____. The amount collected under any fire or other insurance policy may be applied by Beneficiary upon any indebtedness secured hereby and in such order as Beneficiary may determine, or at option of Beneficiary the entire amount so collected or any part thereof may be released to Trustor. Such application or release shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

3.

To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary, or Trustee; and to pay all costs and expenses, including cost of evidence of title and attorney's fees in the actual sum, in any such action or proceeding in which Beneficiary or Trustee may appear. In the event of default in any of the terms contained in this Deed of Trust or the Note secured hereby, Trustor agrees to pay upon demand all of Beneficiary's expenses, including, without limitation, actual attorneys' fees incurred in connection with enforcement, modification and collection of this Deed of Trust. Beneficiary may pay someone else to help collect and enforce this Deed of Trust, and Trustor will pay that amount. This includes, subject to any limits under applicable law, Beneficiary's actual attorneys' fees and Beneficiary's legal expenses, whether or not there is actual commencement of judicial or non-judicial proceedings, including actual attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Trustor also will pay any court costs, in addition to all other sums provided by law.

4.

To pay, at least ten days before delinquency all taxes and assessments affecting said property; and to pay, when due, all encumbrances, charges and liens, with interest, on said property or any part thereof, which appear to be prior or superior hereto; and to pay, when due, all costs, fees and expenses of this Trust.

5.	To pay immediately and without demand all sums expended by Beneficiary or Trustee pursuant to the provisions hereof, with interest from date of expenditure at seven percent per annum.

6.

Should Trustor fail to make any payment or to do any act herein provided, then Beneficiary or Trustee, but without obligation so to do and without notice to or demand upon Trustor and without releasing Trustor from any obligation hereof, may make or do the same in such manner and to such extent as either may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon said property for such purposes; appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; to pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of either appears to be prior or superior hereto, and, in exercising any such powers, to pay necessary expenses, employ counsel and pay his reasonable fees.

7.	This Deed of Trust constitutes a security agreement pursuant to the Uniform Commercial Code with respect to:

(a)	any of the Property which, under applicable law, is not real property or effectively made part of the real property by the provisions of this Deed of Trust; and

(b)

any and all other property now and hereafter described on any Uniform Commercial Code Financing Statement naming Trustor as Debtor and Beneficiary as Secured Party and affecting property in any way connected with the use and enjoyment of the Property.

            With respect to the Property subject to the foregoing security interest, Beneficiary shall have all of the rights and remedies (i) of a secured party under the Uniform Commercial Code, (ii) provided herein, including without limitation the right to cause such Property to be sold by Trustee under the power of sale granted by this Deed of Trust, and (iii) provided by law. In exercising its remedies, Beneficiary may proceed against the items of real property and any items of personal property separately or together and in any order whatsoever, without in any way affecting the availability of Beneficiary's remedies. Upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, upon demand by Beneficiary, Trustor shall assemble any items of personal property and make them available to Beneficiary at the Real Property. Beneficiary shall give Trustor at least ten (10) days' prior written notice of the time and place of any public sale or other disposition of such Property or of the time of or after which any private sale or any other intended disposition is to be made. Any person permitted by law to purchase at any such sale may do so. Such Property may be sold at any one or more public or private sales as permitted by applicable law.

B.	It is mutually agreed that:

l.

Any award or damages in connection with any condemnation for public use of or injury to said Property or any part thereof, is hereby assigned and shall be paid to Beneficiary who may apply or release such moneys received by him in the same manner and with the same effect as above provided for disposition of proceeds of fire or other insurance.

2.

By accepting payment of any sum secured hereby after its due date, Beneficiary does not waive his right either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

3.

At any time or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of the Deed of Trust and said Note for endorsement, and without affecting the personal liability of any person for payment of the indebtedness secured hereby, Trustee may: reconvey all or any part of said property; consent to the making of any map or plat thereof; join in granting any easement thereon; or join in any extension agreement or any agreement subordinating the lien or charge hereof.

4.

Upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed of Trust and said Note to Trustee for cancellation and retention and upon payment of its fees, Trustee shall reconvey, without warranty, the property then held hereunder. The recitals in any reconveyance executed under this Deed of Trust of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as "the person or persons legally entitled thereto."

5.

As additional security, Trustor hereby gives to and confers upon Beneficiary the right, power and authority, during the continuance of these Trusts, to collect the rents, issues and profits of said property, reserving unto Trustor the right, prior to any default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, to collect and retain such rents, issues and profits as they become due and payable. Upon any such default, Beneficiary may at any time without notice, either in person, by agent, or by a receiver to be appointed by the court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of said property or any part thereof, in his own name sue for or otherwise collect such rents, issues, and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorney's fees, upon any indebtedness secured hereby, and in such order as Beneficiary may determine. The entering upon and taking possession of said property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

6.

Upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, all sums secured hereby shall immediately become due and payable at the option of Beneficiary. In the event of default Beneficiary may execute or cause Trustee to execute a written notice of such default and of his election to cause to be sold the herein described property to satisfy the obligation hereof, and shall cause such notice to be recorded in the office of the recorder of each recording district wherein said real property or some part thereof is situated.

Notice of sale having been given as then required by law and not less than the time required by law having elapsed after recordation of such notice of default, Trustee, without demand on Trustor, shall sell said property at the time and place of sale fixed by it in said notice of sale, either as a whole or in separate parcels and in such order as it may determine, at public auction to the highest and best bidder for cash in lawful money of the United States, payable at time of sale. Trustee may postpone sale of all or any portion of said property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser its deed conveying the property so sold, but without any covenant or warranty, expressed or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee, or Beneficiary, as hereunder defined, may purchase at such sale.

After deducting all costs, fees and expenses of Trustee and of this Trust, including costs of evidence of title and reasonable counsel fees in connection with sale, Trustee shall apply the proceeds of sale to payment of: all sums expended under the terms hereof, not then repaid with accrued interest at seven percent (7.0%) per annum; all other sums then secured hereby; and the remainder, if any, to the person or persons legally entitled thereto. To the extent provided by law, Trustor shall be liable for and agrees to pay any deficit.

7.

This Deed of Trust applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns. The term Beneficiary shall mean the holder and owner, including pledgee, of the note secured hereby, whether or not named as a beneficiary herein, or, if the note has been pledged, the pledgee thereof. In this Deed of Trust, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

8.

Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

9.

Beneficiary may, from time to time as provided by statute, appoint another Trustee in place and stead of Trustee herein named, and thereupon, Trustee herein named shall be discharged and Trustee so appointed shall be substituted as Trustee hereunder with the same effect as if originally named Trustee herein.

10.

If two or more persons be designated as Trustee herein, any, or all, powers granted herein to Trustee may be exercised by any of such persons, if the other person or persons is unable, for any reason, to act, and any recital of such inability in any instrument executed by any of such persons shall be conclusive against Trustor, his heirs and assigns.

11.

Due on Sale Condition: Should Trustor sell, convey, transfer, or dispose of said property, or any part thereof, or any interest therein, or agree to do so including by means of assumption, a sale by land contract, or wrap-around financing, to any person other than an "Affiliate" (as defined in that certain Purchase and Sale Agreement dated April 1, 2005, among, inter alia, Trustor and Beneficiary (which agreement closed effective July 15, 2005)) of Trustor without the written consent of Beneficiary being first obtained, then Beneficiary shall have the right, at its option, to declare all sums secured hereby forthwith due and payable. Consent to one such transaction shall not be deemed to be a waiver of the right to require such consent to future or successive transactions.

12.

Additional Term: Trustor is personally obligated and fully liable on the amount due under the Note. Beneficiary has the right to sue on the note and obtain a personal judgment against Trustor for satisfaction of the amount due under the note either before or after a judicial foreclosure of the Deed of Trust, AS 09.45.170-220.

The undersigned Trustor requests that a copy of any Notice of Default and of any Notice of Sale hereunder be mailed to it at the address hereinbefore set forth.

TRUSTOR:	SELECT RESOURCES CORPORATION, INC.

By:__________________________________
H.J. Sandri, Executive Vice President

STATE OF WASHINGTON	)
) ss.
COUNTY OF ___________	)

On this ____ day of July, 2005, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared H. J. Sandri, to me known to be the Executive Vice President, of Select Resources Corporation, Inc., the Delaware corporation that executed the foregoing instrument, and he acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed (if any) is the corporate seal of said corporation.

Witness my hand and official seal hereto affixed the day and year first above-written.

Notary Public in and for Washington
My Commission Expires

[Exhibits A and B Not Filed]

EXHIBIT I

Notice of Interest in Real Property

[Not Filed]